Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the captions "Summary Consolidated Financial Data," "Selected Consolidated Financial Data," and "Experts" and to the use of our report dated March 2, 1999 in the Registration Statement on Form S-4 and related Prospectus of Superior Energy Services, Inc. (formerly Cardinal Holding Corp.) for the registration of $200,000,000 of Senior Notes and Guarantees of $200,000,000 of Senior Notes.

We also consent to the incorporation by reference therein of our report dated March 2, 1999, with respect to the consolidated financial statements and schedule of Superior Energy Services, Inc. (formerly Cardinal Holding Corp.) included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                                                      /s/ Ernst & Young LLP

New Orleans, Louisiana
July 5, 2001